Exhibit 99.9

                       OraLabs Announces Letter of Intent

     PARKER, Colo.--(BUSINESS WIRE)--Dec. 28, 2004--OraLabs Holding Corp. (the "Company")(Nasdaq:OLAB) announced today that it entered into a non-binding Letter of Intent with NVC Lighting Investment Holdings Limited ("NVC"), whose principal place of business is in Hong Kong in The People's Republic of China (the "PRC"). NVC and its subsidiaries and affiliates are engaged in the design, manufacture and distribution of high quality lighting fixtures and related products. NVC has more than 30 offices and over 400 distribution and service centers in the PRC, with plans to expand to the USA markets.
     Under the proposed transaction described in the Letter of Intent, the business currently being conducted by the Company through its operating subsidiary, OraLabs, Inc., would become a private business unrelated to the Company, and the Company will then operate the business of NVC. The current public shareholders collectively will then own a smaller percentage of ownership in the reorganized company than is currently owned.
     The Letter of Intent imposes no material obligations upon either NVC or the Company, which will arise only in the event that the parties enter into a definitive and legally binding agreement. There is no assurance that a definitive agreement will be executed as, among other things, either party may cease negotiations at any time without material liability to the other party. The definitive agreement being negotiated by the Company and NVC is subject to the approval of the Board of Directors and the shareholders of the Company and of NVC.

     OraLabs, Inc. manufactures Ice Drops(R) brand oral care products, Sour Zone(TM) brands of sour drops and sprays, Lip Rageous(R), Lip Naturals(TM), Chap Ice(R), Chap Grip(R), Soothe & Shine(R) and Essential Lip Moisturizer(TM) brands of lip balm. The product line includes breath drops, breath sprays, lip balms and a variety of private label products. OraLabs products are sold worldwide in more than 50,000 retail outlets in the United States. Additionally, OraLabs supplies products to airlines and the promotional products business.

     Forward-Looking and Cautionary Statements

     Except for historical information and discussions contained herein, statements included in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to statements regarding anticipated sales growth, expectations regarding financial results for the quarter and expectations regarding future outcomes. These statements are based on the Company's current beliefs and expectations as to such future outcomes. These statements involve a number of risks, uncertainties, and other factors that could cause results to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.

     CONTACT: OraLabs Holding Corp.
              Gary Schlatter, 303-783-9499
              gschlatter@oralabs.com